Consent of Independent Auditors



The Board of Directors and Shareholders
Princor Tax-Exempt Cash Management Fund, Inc.


We consent to the reference to our firm under the captions "Financial Highlights", "Additional Information - Financial Statements", and "Financial Statements" and to the incorporation by reference of our report dated November 27, 1996 in the registration statement of Princor Tax-Exempt Cash Management Fund, Inc. on Form N-1A and related Prospectus and Statement of Additional Information filed with the Securities and Exchange Commission in this
Post-Effective  Amendment  No.  16  to  the  Registration  Statement  under  the
Securities Act of 1933 (Registration No. 33-21710) and to the Registration Statement under the Investment Company Act of 1940 (Registration No. 811-5548).


/s/Ernst & Young LLP


Des Moines, Iowa
August 14, 1997